Exhibit 99.4

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835 8500 or dgit@jcir.com
972/581-2000

DG FASTCHANNEL™ COMPLETES ACQUISITION OF PATHFIRE, INC.

- Acquisition Further Diversifies DG FastChannel’s Client Base and Revenues -

- Combined Entity to Realize Operational Synergies -

DALLAS, TX (June 5, 2007) — DG FastChannel, Inc. (NASDAQ: DGIT), the leading provider of digital media services to the advertising and broadcast industries, announced today that it has completed its previously announced acquisition of privately-held Pathfire, Inc., for $30 million.  DG FastChannel financed the transaction with cash on hand and through borrowings under its existing credit facility.

Pathfire distributes third-party long-form content, primarily news and syndicated programming, through a proprietary server-based network via satellite and Internet channels.  Pathfire is the primary distribution method for the majority of syndicated programming, including shows such as “Jeopardy,” “Friends,” and “Wheel of Fortune.”  In addition, ABC and CNN rely on the Pathfire network to distribute thousands of news stories to hundreds of television affiliates throughout the United States.  Pathfire technology is installed in approximately 1,400 U.S. television stations.

Pathfire’s digital media platform supports a suite of applications tailored to the needs of news, syndication, video news feeds and broadcasters.  Pathfire software applications reside on over 10,000 desktops in virtually every U.S. television station.  Like DG FastChannel, Pathfire delivers integrated digital solutions that automate media distribution and workflow management solutions enabling both content providers and broadcasters to maximize efficiency while reducing costs.  The combined DG FastChannel and Pathfire networks provide a one-stop source for all video forms including ads, news, syndicated programming, movies and video news releases and electronic press kits.  Scott K. Ginsburg, Chairman and CEO of DG FastChannel, and Omar Choucair, Chief Financial Officer of DG FastChannel will lead the combined operations.

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DG FastChannel/Pathfire, 6/5/07

About DG FastChannel, Inc.

DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  DG FastChannel’s innovative technology solutions help advertisers and agencies work faster, smarter and more competitively.

Offering both the ubiquitous reach of multicast satellite transmissions and the targeted capabilities of Internet technologies, DG FastChannel has deployed a suite of business intelligence and asset management tools and creative and production resources designed specifically for the advertising community.  DG FastChannel’s next generation distribution platform includes high definition electronic video distribution capabilities that streamline the advertising process from point of ingest via digital distribution to its edge-servers located at TV, cable and network broadcasters.  DG FastChannel’s online media distribution network and suite of products and services are relied upon by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations. DG FastChannel recently agreed to acquire the advertising distribution operations of Point.360 (NASDAQ: PTSX) with the transaction expected to be completed during the third quarter of 2007.  For more information visit www.dgfastchannel.com.

About Pathfire (www.pathfire.com)

Pathfire, headquartered in Atlanta, is the leading provider of digital content distribution and management solutions for the broadcast, media and entertainment industries, supplying innovative digital solutions, from distribution to air, for broadcasters, news organizations, television networks, Hollywood studios and other media companies.  Pathfire’s Digital Media Gateway™ (DMG) is an advanced digital IP store-and-forward platform, delivering news stories, syndicated programming, advertising spots, and video news releases to more than 1,400 broadcasters. Pathfire DMG and the associated workflow tools are available on over 10,000 PC desktops throughout the world.

Safe Harbor for Forward-Looking Statements

Statements in this Press Release may contain certain forward-looking statements relating to DG FastChannel and its expectations for the benefits of the Pathfire acquisition, its relationship with Viewpoint Corporation and the proposed acquisition of the Point.360 advertising distribution operations.  All statements included in this Press Release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements.  Actual results could differ materially from the results discussed in the forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual

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results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that the Point.360 acquisition will not close because of a failure to satisfy one or more of the closing conditions; the risk that DG FastChannel’s business will have been adversely impacted during the pendency of the Point.360 acquisition; the risk that either or both of Pathfire’s and Point.360’s respective operations will not be integrated successfully; and the risk that the expected cost savings and other synergies from either or both of the Pathfire and Point.360 acquisitions may not be fully realized, realized at all or take longer to realize than anticipated.  Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

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